Exhibit 99

VIACOM ANNOUNCES THE EXPIRATION AND FINAL RESULTS OF ITS
CASH TENDER OFFER FOR $576,488,000 OF ITS OUTSTANDING
6.25% SENIOR NOTES DUE 2016

NEW YORK, March 15, 2011 -- Viacom Inc. (NYSE: VIA, VIA.B) today announced the expiration of its cash tender offer to purchase $576,488,000 of its outstanding 6.25% Senior Notes due 2016 (the “2016 Notes”). The tender offer expired at midnight, New York City time, on March 14, 2011 (the “Expiration Date”).  Viacom previously accepted for purchase and paid for $191,895,000 aggregate principal amount of the 2016 Notes on March 1, 2011 in connection with the early settlement of a portion of the 2016 Notes tendered in the tender offer.

In addition to the $191,895,000 of the 2016 Notes purchased and paid for on March 1, Viacom has accepted for purchase $390,535,000 of the 2016 Notes validly tendered at or before the Expiration Date (which includes an additional $5,942,000 of 2016 Notes tendered after the Early Tender Date, as defined below), that were not validly withdrawn and not previously accepted for purchase by Viacom, for a total of $582,430,000 of 2016 Notes purchased in the tender offer.  The combined amount accepted for purchase represents 38.8% of the aggregate principal amount of 2016 Notes previously outstanding before the commencement of the tender offer. Holders that validly tendered on or prior to 5:00 p.m., New York City time, on February 28, 2011 (the “Early Tender Date”), whose 2016 Notes were accepted for purchase today will receive the total consideration of $1,153.44 per $1,000 principal amount, which includes an early tender premium of $30 for each $1,000 principal amount of 2016 Notes. Holders that validly tendered after the Early Tender Date but at or before the Expiration Date and whose 2016 Notes were accepted for purchase will receive the tender offer consideration of $1,123.44 per $1,000 principal amount.  Viacom will also pay accrued and unpaid interest on the 2016 Notes accepted for purchase today from the last interest payment date (October 30, 2010) up to, but not including, the date of payment for such 2016 Notes (the “Final Settlement Date”). The Final Settlement Date is expected to be today.

BofA Merrill Lynch, Mitsubishi UFJ Securities, Morgan Stanley, and Wells Fargo Securities served as dealer managers, and Global Bondholder Services Corporation served as the information agent and depositary, on the tender offer.  Questions regarding the tender offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (U.S. toll free) or (980)-388-9217 (collect), Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848 (U.S. toll free) or (212)-405-7440 (collect), Morgan Stanley & Co. Incorporated at (800) 624-1808 (U.S. toll free) or (212) 761-0858

(collect), or Wells Fargo Securities, LLC at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect).

About Viacom

Viacom is home to the world's premier entertainment brands. Through its BET Networks, MTV Networks and Paramount Pictures divisions, Viacom connects with audiences through compelling content across television, motion picture, online and mobile platforms in more than 160 countries and territories. With approximately 170 media networks reaching more than 600 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, Spike TV and Tr3s. Paramount Pictures, America's oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates more than 500 branded digital media properties, including several of the world's most popular destinations for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company's current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company's programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company's markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in the Company's results due to the timing, mix and availability of the Company's motion pictures; economic conditions generally, and in advertising and retail markets in particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's news releases and filings with the Securities and Exchange Commission, including its Fiscal Year 2010 Transition Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Media	Investors
Kelly McAndrew	James Bombassei
212-846-7455	212-258-6377
kelly.mcandrew@viacom.com	james.bombassei@viacom.com